Exhibit 10.26

CONSULTING AGREEMENT WITH INDIVIDUAL

January 8, 2024

Korn Intellect, LLC

Bill Korn

Dear Bill:

CareCloud, Inc. (“CareCloud”) wishes to offer you a contract as an Investor Relations Consultant upon your acceptance of the following terms and conditions in this letter agreement (“Agreement”). For the purposes of this Agreement, “CareCloud, Inc.” shall mean CareCloud, Inc., its affiliates, subsidiaries, and related companies:

1. Services; Compensation. You will use your best efforts to carry out the services described in Exhibit A attached hereto (“Services”). You will perform the Services within the period of time set forth in Section 4 (Term) of this Agreement. In consideration of your Services, CareCloud will pay you in accordance with Exhibit A (“Payments”).

2. Taxes. Payments to you for Services rendered will be made without deduction for taxes of any kind, in conformity with your status as a non-employee. You will be solely responsible for paying any country, province, and local taxes that may be due as a result of CareCloud’s compensation to you under this Agreement.

3. Relationship with CareCloud. You are undertaking the Services as an independent contractor and not as an employee, agent, or partner of CareCloud.

4. Term; Termination. (a) This Agreement will be effective as of January 9, 2023, and will continue on a month-to-month basis unless terminated earlier, as provided herein (the “Term”); (b) Either party will have the right to terminate this Agreement, without cause, at any time upon written notice to the other party with ten (10) days notice. Upon receipt of such notice of termination, you will discontinue any further services hereunder, unless otherwise agreed upon by you and CareCloud.

5. No Conflicting Services. It is understood that, in general, you are making your services available to others simultaneously and that you are free to accept or reject any further assignment that CareCloud may offer you. You will ensure that the Services performed under this Agreement in no way conflict with any other agreement, commitment, or undertaking Consultant may have entered into.

7 Clyde Road, Suite 201, Somerset, NJ 08873	Phone 732.873.5133	www.CareCloud.com

6. Confidentiality. For purposes of this Agreement, “Confidential Information” shall mean any information that is not publicly available and is contained in any form, which relates to the business of CareCloud, its affiliates, parent company, clients or clients’ patients and shall include (but shall not be limited to) information encompassed in all computer programs, source code, object code, user guides or manuals, drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, information regarding agreements, patient information, protected health information and all methods, concepts or ideas in or reasonably related to the business of CareCloud, its affiliates, and clients. Unless explicitly authorized to do so by CareCloud, Contractor agrees not to directly or indirectly use any Confidential Information for your benefit or purposes, nor disclose the same to others, during the period commencing on the Commencement Date extending for a period of one (1) year from the termination of this consulting relationship with CareCloud and such period shall extend longer if required by controlling law (i.e., HIPAA). Contractor agrees to comply with CareCloud’s instructions and all legal obligations Contractor may now or hereafter have respecting the Confidential Information. In the event that Contractor, or anyone to whom Contractor discloses Confidential Information in accordance with the terms hereof, becomes legally compelled to disclose any of the Confidential Information, Contractor shall provide CareCloud with prompt written notice so that CareCloud may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that CareCloud waives compliance with the provisions of this Agreement, Contractor will furnish only that portion of the Confidential Information, which Contractor is legally required to disclose and will exercise his best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. Parties agree that this provision shall survive termination of the consulting relationship and this Agreement.

7. Warranties. You represent and warrant to CareCloud that (a) you will perform all of your Services hereunder in a professional manner consistent with industry standards; in accordance with all applicable laws, regulations, and other legal requirements; and in compliance with CareCloud policies while on CareCloud locations; (b) that you will perform the Services in accordance with the criteria set forth in Exhibit A; (c) that you are a U.S. citizen or are authorized to work in the U.S., and are not acting and will not act during the Term of this Agreement in violation of the Immigration Reform and Control Act of 1986 and its amendments and the regulations thereunder; and (d) you have the full power and authority to enter into this Agreement and to perform its obligations under the Agreement.

8. No Assignment. You acknowledge that this Agreement is for your personal services and may not be assigned, transferred or subcontracted, in whole or in part. Any such assignment in contravention of this Section shall be null and void.

9. General Provisions. This Agreement shall be governed by the laws of the State of New Jersey. You acknowledge that CareCloud has not made any agreement or commitment (or offered to you any such agreement or commitment) to perform any additional Services, to make any other payments to you, or to enter into any other agreement or commitment with you. Your obligations relating to conflicting services, independent contractor status, confidentiality, publications, intellectual property, and warranties will survive the expiration of any termination of this Agreement for a period of ten (10) years from the effective date of this Agreement. This Agreement, together with Exhibit A, sets forth the entire agreement between the parties with respect to the subject matter, and may not be modified except in writing signed by you and CareCloud.

If you agree to the foregoing terms, please so indicate by signing, dating, and returning to us the enclosed copy of this Agreement.

Sincerely,

/s/ Jennifer Rios

CareCloud, Inc.
Name:	Jennifer Rios
Title:	Director, Human Resources

[Signature on next page]

7 Clyde Road, Suite 201, Somerset, NJ 08873	Phone 732.873.5133	www.CareCloud.com

ACKNOWLEDGED, AGREED TO AND ACCEPTED:

Signed:	/s/ Bill Korn

Name:	Bill Korn

Date:	January 9, 2024

7 Clyde Road, Suite 201, Somerset, NJ 08873	Phone 732.873.5133	www.CareCloud.com

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Consulting Agreement by and between CareCloud, Inc. (“CareCloud” or “Company”) and Korn Intellect, LLC (“Consultant”). This SOW describes services and work products to be performed and provided by Consultant pursuant to the Agreement (the “Services”). If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the Services to be performed under this SOW.

1. Scope of Services. Consultant shall, from the Term mentioned below, provide CareCloud with investor relations consultative support services in the form of addressing investor relations inquiries. This SOW is for up to ten (10) hours per week for a maximum of forty (40) hours per month before requiring additional approval and a written amendment to this SOW.

Consultant has represented that they are qualified to perform such services and that they will use reasonable professional skills and their best efforts to perform services hereunder. Consultant will abide by CareCloud’s standard policies, procedures, and rules of conduct and will comport themselves lawfully and with integrity.

2. Terms of Agreement. The project shall begin upon the date of execution of this SOW and continue on a month-to-month basis (the “Project Term”) unless terminated as provided in Section 4 of the Consulting Agreement (the “Term”).

3. Fee Schedule. Company agrees to pay Consultant two hundred dollars ($200) per hour for forty (40) hours per month totaling eight thousand dollars ($8,000) month. Company shall pay Consultant monthly and Consultant shall email a monthly invoice for the pertinent period to CareCloud’s Accounts Payable Team: payable@carecloud.com.

ACKNOWLEDGED, AGREED TO AND ACCEPTED:

Signed:	/s/ Bill Korn
Name:	Bill Korn
Date:	January 9, 2024

7 Clyde Road, Suite 201, Somerset, NJ 08873	Phone 732.873.5133	www.CareCloud.com

EXHIBIT B

AMENDMENT TO STATEMENT OF WORK

This Amendment dated February 12, 2024, is made for the purposes of superseding certain terms of Exhibit A - Statement of Work (“SOW”) by and between CareCloud, Inc. (“CareCloud” or “Company”) and Korn Intellect, LLC (“Consultant”) dated as of January 9, 2024. This Amendment to the SOW describes services and work products to be performed and provided by Consultant pursuant to the Consulting Agreement (the “Services”).

1.	Exhibit A – Statement of Work. The following paragraph of the SOW is modified:

a.	Paragraph 1 is modified by deleting the last sentence and replacing it with the following:

This SOW is for up to ten (10) hours per week for a maximum of forty (40) hours per month before requiring additional approval in writing (email is sufficient). Notwithstanding the foregoing, Company may request additional Services beyond the forty (40) hours based on specific projects and the Company’s current needs. Company agrees to pay such additional Services at the hourly rate in the “Fee Schedule” Section of the SOW.

ACKNOWLEDGED, AGREED TO AND ACCEPTED:

Signed:	/s/ Bill Korn
Name:	Bill Korn
Date:	February 21, 2024